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                                                                   Exhibit 4.f.7

                             CONEXANT SYSTEMS, INC.

                 RESOLUTION ADOPTED BY THE BOARD OF DIRECTORS
                               ON JANUARY 7, 1999


APPROVAL OF AMENDMENTS TO EMPLOYEE MATTERS AGREEMENT

      RESOLVED, that the officers of this Corporation be, and each of them hereby is, authorized and empowered, in the name and on behalf of this Corporation, to execute and deliver, or cause to be executed and delivered, such agreement or agreements as any of them may deem necessary or appropriate to amend those provisions of the Employee Matters Agreement dated as of December 31, 1998 (the "Agreement") between this Corporation and Rockwell International Corporation ("Rockwell") concerning adjustments to outstanding options under Rockwell's 1988 Long-Term Incentives Plan, 1995 Long-Term Incentives Plan and Directors Stock Plan that have become, in whole or in part, options to purchase shares of this Corporation's Common Stock, so that each reference to a daily trading volume of 2,000 shares per day in the definitions of "Average Price of Conexant Common Stock", "Ex-Distribution Average Price of Rockwell Common Stock", "Substitute Nasdaq Trading Day" and "Substitute NYSE Trading Day" in the Agreement is replaced with a reference to a daily trading volume of 1,000 shares per day.